Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2017 Financial Results; Updates Fiscal Year 2017 Outlook

IRVINE, Calif.--(BUSINESS WIRE)--January 31, 2017--Boot Barn Holdings, Inc. (NYSE:BOOT):

Highlights for the quarter ended December 24, 2016, were as follows:

  Net sales increased 2.9% to $199.4 million.
  Consolidated same store sales increased 0.2%.
  Net income was $10.5 million, or $0.39 per diluted share, compared to net income of $9.9 million, or $0.37 per diluted share (and compared to adjusted net income of $12.0 million, or $0.45 per diluted share) in the prior-year period.
  The Company opened six new stores.

Jim Conroy, Chief Executive Officer, commented, “I am pleased that we were able to generate our third consecutive quarter of positive same store sales growth and achieve our earnings guidance. This performance is a testament to our diversified business model as we continue to find opportunities for sales growth despite the ongoing sales pressure in markets dependent on oil and other commodities. We also continue to invest in and improve our omni-channel capabilities. In the third quarter we posted our fifth consecutive quarter of double-digit growth in e-commerce and rolled out an in store touch-screen shopping tablet which enables customers to order merchandise from both our e-commerce warehouse and directly from most of our branded vendors. I am proud of the team’s efforts as we continue to build a national lifestyle brand while navigating a complicated retail environment.”

Operating Results for the Third Quarter Ended December 24, 2016

  Net sales increased 2.9% to $199.4 million from $193.8 million in the prior-year period. Net sales increased due to 14 new stores opened over the past twelve months and a 0.2% increase in consolidated same store sales. Sales growth was partially offset by the planned closure of one Sheplers store and the closure of one Boot Barn store over the last 12 months.
  Gross profit decreased 1.3% to $63.4 million, or 31.8% of net sales, compared to gross profit of $64.2 million, or 33.1% of net sales, in the prior-year period. Excluding the amortization of inventory fair value adjustment and acquisition-related integration costs, adjusted gross profit in the prior-year period was $65.0 million or 33.5% of net sales. The decline in gross profit rate compared to the prior year was driven by a 100 basis point decline in merchandise margin rate, resulting from more e-commerce sales as a percentage of total sales, increased freight costs, higher redemption in our annual holiday bounce back promotion, and higher shrink. Also contributing to the decline in gross profit rate was a 70 basis point increase in store occupancy.
  Income from operations was $20.9 million, compared to income from operations of $20.2 million in the prior-year period. Excluding the amortization of inventory fair value adjustment, acquisition-related integration costs, loss on disposal of assets and contract termination costs, and SEC filing costs, adjusted income from operations in the prior-year period was $23.5 million. The decrease in income from operations compared to the prior-year period’s adjusted income from operations was driven primarily by a decrease in adjusted gross profit and an increase in adjusted operating expenses related to increased sales.
  The Company opened six new stores, ending the quarter with 219 stores in 31 states.
  Interest expense was flat compared to the prior-year period at $3.6 million.
  Net income was $10.5 million, or $0.39 per diluted share, compared to net income of $9.9 million or $0.37 per diluted share in the prior-year period. Excluding the amortization of inventory fair value adjustment, acquisition-related integration costs, loss on disposal of assets and contract termination costs, and SEC filing costs, adjusted net income in the third quarter of the prior year was $12.0 million, or $0.45 per diluted share.

Operating Results for the Nine Months Ended December 24, 2016

  Net sales increased 11.3% to $466.8 million from $419.6 million in the prior-year period. Net sales increased due to nine months of sales contributions from Sheplers (compared to six months in the prior-year period), the opening of 14 new stores over the last twelve months and a 0.7% increase in consolidated same store sales. Sales growth was partially offset by the planned closure of one Sheplers store and the closure of one Boot Barn store over the last 12 months.
  Gross profit increased 7.4% to $140.6 million, or 30.1% of net sales, compared to gross profit of $130.8 million, or 31.2% of net sales, in the prior-year period. Excluding the amortization of inventory fair value adjustment, acquisition-related integration costs and contract termination costs, adjusted gross profit in the prior-year period was $134.1 million or 32.0% of net sales. The decline in gross profit rate when compared to the prior year’s adjusted gross profit rate was driven primarily by a decline in merchandise margin rate, resulting from nine months of historically lower margin Sheplers sales compared to six months in the prior-year period and more e-commerce sales as a percentage of total sales. Also contributing to the decline in gross profit rate was an increase in store occupancy.
  Income from operations was $29.8 million, compared to $24.6 million in the prior-year period. Excluding the amortization of inventory fair value adjustment, acquisition-related expenses and integration costs, loss on disposal of assets and contract termination costs, and SEC filing costs, adjusted income from operations in the prior-year period was $35.0 million. The decrease in income from operations compared to the prior year’s adjusted income from operations was driven primarily by an increase in adjusted operating expenses related to nine months of the Sheplers business compared to six months in the prior-year period and the increase in adjusted operating expenses related to increased sales.
  The Company opened ten new stores, ending the period with 219 stores in 31 states.
  Net income was $11.6 million, or $0.43 per diluted share, compared to net income of $8.9 million or $0.33 per diluted share in the prior-year period. Excluding the amortization of inventory fair value adjustment, acquisition-related expenses and integration costs, loss on disposal of assets and contract termination costs, SEC filing costs and write-off of debt discount, adjusted net income in the prior-year period was $16.2 million or $0.60 per diluted share.

A reconciliation of adjusted gross profit, adjusted income from operations, adjusted net income and adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. Adjusted measures are not presented for the quarter and nine months ended December 24, 2016 as there were no adjustments. See also "Non-GAAP Financial Measures."

Balance Sheet Highlights as of December 24, 2016

  Cash: $31.2 million
  Inventories: Average inventory per store decreased 3.4% compared to December 26, 2015
  Total net debt: $215.8 million, including $23.0 million outstanding on revolving credit facility

Fiscal Year 2017 Outlook

For the fiscal fourth quarter ending April 1, 2017, the Company expects:

  To open two new stores.
  Consolidated same store sales growth of flat to 2.0%.
  Income from operations between $11.4 million and $12.7 million.
  Net income of $4.6 million to $5.4 million.
  Net income per diluted share of $0.17 to $0.20 based on 27.1 million weighted average diluted shares outstanding, which includes $0.03 per diluted share attributed to the additional week of the quarter.

The Company is updating its guidance for the fiscal year ending April 1, 2017 and now expects:

  To open 12 new stores, including two stores in the fourth quarter.
  Consolidated same store sales growth of approximately 1.0%.
  Income from operations between $41.0 million and $42.3 million.
  Net income of $16.1 million to $16.9 million.
  Net income per diluted share of $0.60 to $0.63 based on 26.9 million weighted average diluted shares outstanding, which includes $0.03 per diluted share attributed to the 53rd week.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal year 2017 is scheduled for today, January 31, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until February 28, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13653455. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 217 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer. Sheplers has been part of the western, outdoor, and work lifestyle for over 100 years. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted gross profit, adjusted income from operations, adjusted net income and adjusted net income per diluted share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual gross profit, actual income from operations, actual net income and actual earnings per diluted share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted gross profit to gross profit, adjusted income from operations to income from operations, adjusted net income to net income, and adjusted net income per diluted share to net income per diluted share. In addition, see the table at the end of this press release for a presentation of EBITDA, as defined in our debt agreements, and a reconciliation of such Debt Covenant EBITDA to net income.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration, to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	December 24,	March 26,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$31,209	$7,195
Accounts receivable, net	6,553	4,131
Inventories	180,032	176,335
Prepaid expenses and other current assets	16,733	15,558
Total current assets	234,527	203,219
Property and equipment, net	82,353	76,076
Goodwill	193,095	193,095
Intangible assets, net	63,246	64,861
Other assets	925	2,075
Total assets	$574,146	$539,326
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$23,020	$48,815
Accounts payable	89,496	66,553
Accrued expenses and other current liabilities	48,701	35,896
Current portion of notes payable, net of unamortized debt issuance costs	1,042	1,035
Total current liabilities	162,259	152,299
Deferred taxes	19,067	12,255
Long-term portion of notes payable, net of unamortized debt issuance costs	191,783	192,579
Capital lease obligation	7,941	8,272
Other liabilities	16,605	12,431
Total liabilities	397,655	377,836

Stockholders’ equity:
Common stock, $0.0001 par value; December 24, 2016 - 100,000 shares authorized, 26,557 shares issued; March 26, 2016 - 100,000 shares authorized, 26,354 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	141,340	137,893
Retained earnings	35,203	23,594
Less: Common stock held in treasury, at cost, 12 and 4 shares at December 24, 2016 and March 26, 2016, respectively	(55)	—
Total stockholders’ equity	176,491	161,490
Total liabilities and stockholders’ equity	$574,146	$539,326

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 24,	December 26,	December 24,	December 26,
	2016	2015	2016	2015
Net sales	$199,431	$193,842	$466,813	$419,554
Cost of goods sold	136,068	129,891	326,255	289,176
Amortization of inventory fair value adjustment	—	(228)	—	(453)
Total cost of goods sold	136,068	129,663	326,255	288,723
Gross profit	63,363	64,179	140,558	130,831
Operating expenses:
Selling, general and administrative expenses	42,500	43,986	110,803	105,323
Acquisition-related expenses	—	—	—	891
Total operating expenses	42,500	43,986	110,803	106,214
Income from operations	20,863	20,193	29,755	24,617
Interest expense, net	3,637	3,553	10,848	9,347
Income before income taxes	17,226	16,640	18,907	15,270
Income tax expense	6,719	6,712	7,298	6,414
Net income	$10,507	$9,928	$11,609	$8,856

Earnings per share:
Basic shares	$0.40	$0.38	$0.44	$0.34
Diluted shares	$0.39	$0.37	$0.43	$0.33
Weighted average shares outstanding:
Basic shares	26,495	26,326	26,432	26,116
Diluted shares	27,165	26,871	26,891	27,003

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	December 24,	December 26,
	2016	2015
Cash flows from operating activities
Net income	$11,609	$8,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,688	7,670
Stock-based compensation	2,260	2,143
Excess tax benefit	(7)	(3,701)
Amortization of intangible assets	1,615	1,852
Amortization and write-off of debt issuance fees and debt discount	843	1,991
Loss on disposal of property and equipment	163	237
Accretion of above market leases	(33)	54
Deferred taxes	3,256	(1,060)
Amortization of inventory fair value adjustment	—	(453)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,422)	(77)
Inventories	(3,697)	(13,859)
Prepaid expenses and other current assets	2,256	9,057
Other assets	1,150	(1,550)
Accounts payable	23,513	23,053
Accrued expenses and other current liabilities	12,762	17,068
Other liabilities	4,207	4,387
Net cash provided by operating activities	$68,163	$55,668
Cash flows from investing activities
Purchases of property and equipment	$(17,698)	$(30,094)
Acquisition of business, net of cash acquired	—	(146,541)
Net cash used in investing activities	$(17,698)	$(176,635)
Cash flows from financing activities
Borrowings/(payments) on line of credit - net	$(25,795)	$13,807
Proceeds from loan borrowings	—	200,938
Repayments on debt and capital lease obligations	(1,788)	(77,298)
Debt issuance fees	—	(6,487)
Tax withholding payments for net share settlement	(55)	—
Excess tax benefit from stock options	7	3,701
Proceeds from the exercise of stock options	1,180	2,698
Net cash (used in)/provided by financing activities	$(26,451)	$137,359

Net increase in cash and cash equivalents	24,014	16,392
Cash and cash equivalents, beginning of period	7,195	1,448
Cash and cash equivalents, end of period	$31,209	$17,840

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,389	$2,901
Cash paid for interest	$10,014	$7,044
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$1,422	$2,416

Boot Barn Holdings, Inc.
Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted gross profit, adjusted income from operations, adjusted net income, and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures of gross profit, income from operations, net income, and diluted earnings per share.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 24,	December 26,	December 24,	December 26,
	2016	2015	2016	2015
Reconciliation of GAAP gross profit to adjusted gross profit
Gross profit, as reported	$63,363	$64,179	$140,558	$130,831
Amortization of inventory fair value adjustment (a)	—	(228)	—	(453)
Acquisition-related integration costs (b)	—	999	—	3,330
Contract termination costs (c)	—	—	—	403
Adjusted gross profit	$63,363	$64,950	$140,558	$134,111

Reconciliation of GAAP income from operations to adjusted income from operations
Income from operations, as reported	$20,863	$20,193	$29,755	$24,617
Amortization of inventory fair value adjustment (a)	—	(228)	—	(453)
Acquisition-related expenses (d)	—	—	—	891
Acquisition-related integration costs (b)	—	3,153	—	8,521
Loss on disposal of assets and contract termination costs (c)	—	53	—	1,107
SEC filing costs (e)	—	317	—	317
Adjusted income from operations	$20,863	$23,488	$29,755	$35,000

Reconciliation of GAAP net income to adjusted net income
Net income, as reported	$10,507	$9,928	$11,609	$8,856
Amortization of inventory fair value adjustment (a)	—	(228)	—	(453)
Acquisition-related expenses (d)	—	—	—	891
Acquisition-related integration costs (b)	—	3,153	—	8,521
Loss on disposal of assets and contract termination costs (c)	—	53	—	1,107
SEC filing costs (e)	—	317	—	317
Write-off of debt discount (f)	—	—	—	1,355
Provision for income taxes, as reported	—	6,712	—	6,414
Adjusted provision for income taxes	—	(7,937)	—	(10,809)
Adjusted net income	$10,507	$11,998	$11,609	$16,199

Reconciliation of adjusted net income per diluted share to net income per diluted share
Net income per share, diluted:
Net income per share, as reported	$0.39	$0.37	$0.43	$0.33
Adjustments	—	0.08	—	0.27
Adjusted net income per share, diluted	$0.39	$0.45	$0.43	$0.60

Weighted average diluted shares outstanding	27,165	26,871	26,891	27,003
(a)	Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.
(b)	Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers, which we acquired in June 2015. Includes an adjustment to normalize the gross margin impact of sales of discontinued inventory from Sheplers, which was sold at a discount or written off. The adjustment assumes such inventory was sold at Sheplers' normalized margin rate.
(c)	Represents loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(d)	Includes direct costs and fees related to the acquisition of Sheplers that was completed on June 29, 2015.
(e)	Represents professional fees and expenses incurred in connection with a Form S-1 Registration Statement filed in July 2015 and withdrawn in November 2015.
(f)	Represents the write off of debt discounts and debt issuance costs associated with the previously extinguished Wells Fargo Credit Facility.

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	June 27,	September 26,	December 26,	March 26,	June 25,	September 24,	December 24,
	2015	2015	2015	2015	2016	2016	2016	2016
Store Count (BOP)	152	169	176	201	206	208	210	212
Opened/Acquired	18	7	31	5	4	2	2	6
Relocated (a)	—	—	—	—	—	—	—	1
Closed Boot Barn Stores	(1)	—	(1)	—	(1)	—	—	—
Closed Sheplers Stores	—	—	(5)	—	(1)	—	—	—
Store Count (EOP)	169	176	201	206	208	210	212	219
(a)	Represents a store opened during the quarter ended December 24, 2016 that replaces a store located less than a mile away whose lease expired and was closed in January 2017.

Debt Covenant EBITDA Reconciliation
(Unaudited)

	(Thirteen Weeks Ended)
	December 24,	September 24,	June 25,	March 26,	December 26,
	2016	2016	2016	2016	2015
Boot Barn's Net income	$10,507	$479	$624	$1,012	$9,928
Income tax expense	6,719	313	266	1,029	6,712
Interest expense, net	3,637	3,651	3,560	3,576	3,553
Depreciation and intangible asset amortization	4,207	4,017	4,079	4,494	3,593
Boot Barn's EBITDA	$25,070	$8,460	$8,529	$10,111	$23,786

Non-cash stock-based compensation (a)	$754	$750	$756	$737	$761
Non-cash accrual for future award redemptions (b)	399	133	42	(797)	961
Acquisition-related integration costs (c)	-	-	-	1,817	3,153
Amortization of inventory fair value adjustment (d)	-	-	-	(47)	(228)
(Gain)/loss on disposal of assets and contract termination costs (e)	(22)	126	59	267	53
SEC filing costs (f)	-	-	-	-	317
Boot Barn's Adjusted EBITDA	$26,201	$9,469	$9,386	$12,088	$28,803

Additional adjustments[1]	778	891	1,345	959	655
Consolidated EBITDA per Loan Agreements	$26,979	$10,360	$10,731	$13,047	$29,458

[1]

Adjustments to Boot Barn's Adjusted EBITDA as stipulated in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

(a)	Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b)	Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c)

Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers, which we acquired in June 2015. Includes an adjustment to normalize the gross margin impact of sales of discontinued inventory from Sheplers, which was sold at a discount or written off. The adjustment assumes such inventory was sold at Sheplers' normalized margin rate.

(d)	Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.
(e)	Represents (gain)/loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(f)	Represents professional fees and expenses incurred in connection with a Form S-1 Registration Statement filed in July 2015 and withdrawn in November 2015.

CONTACT:
Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4400 ext. 579
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com